UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

JANUS HENDERSON GROUP PLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2023

This Proxy Statement Supplement, dated March 24, 2023 (this “Supplement”), supplements the Proxy Statement, dated March 23, 2023 (the “Proxy Statement”), in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) with respect to the 2023 Annual General Meeting of Shareholders (the “Annual Meeting”) of Janus Henderson Group plc, a company incorporated and registered in Jersey, Channel Islands (the “Company”), to be held on Wednesday, May 3, 2023. The primary purpose of this Supplement is to provide information relating to the resignation of a member of the Board and should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On March 24, 2023, Alison Davis resigned from the Board, effective immediately. Accordingly, Ms. Davis also no longer serves as the Chair of the Audit Committee or as a member of the Nominating and Corporate Governance Committee and the Risk Committee. Ms. Davis’ resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The nomination of Ms. Davis has been withdrawn, and no other nominee for election at the Annual Meeting will be named in place of Ms. Davis. In addition, the Board appointed John Cassaday as the Chair of the Audit Committee, effective March 24, 2023.

For detailed information regarding the composition of our Board and its committees, as well as other corporate governance policies, please refer to the Proxy Statement.

Voting Matters

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxy cards returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed on the form, except that votes will not be cast for Ms. Davis because she is no longer standing for election. If you have not yet returned your proxy card or submitted your voting instructions, please complete the form or submit instructions, disregarding Ms. Davis’ name as a nominee for election as director.

We look forward to your participation at the Annual Meeting.

Sincerely,

John Cassaday

Chair